Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2003 (except for the fourth paragraph of Note 2, as to which the date is October     , 2003) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-108729) and related Prospectus of Tercica, Inc. for the registration of shares of its common stock.

ERNST & YOUNG LLP

Palo Alto, California

October     , 2003

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in the fourth paragraph of Note 2 to the financial statements.

/s/    ERNST & YOUNG LLP

Palo Alto, California

October 17, 2003